Exhibit 99.1

                                   [HNS LOGO]

For more information, contact:
At the Company:                                           Media Inquiries:
Mona Lalla                                                Christopher Tisi
Director of Operations                                    President/CEO
Phone # (561) -863-8446                                   Phone # (561) 863-8446


           HEALTH & NUTRITION SYSTEMS INTERNATIONAL INC. ANNOUNCES ITS
                    DISCONTINUATION OF EPHEDRA BASED PRODUCTS

FOR IMMEDIATE RELEASE:
West Palm Beach, FL, December19, 2002, - Health & Nutrition Systems International Inc. (OTCBB: HNNS) was informed by its exclusive manufacturer that effective December 31, 2002 they will be unable to supply the company with ephedra-based products because of the supplier's inability to obtain product liability insurance for such products.

Although Health and Nutrition Systems has been able to maintain its own insurance for such products, the Company has made a strategic decision to discontinue any ephedra-based products. CEO Chris Tisi said:

         "We feel strongly that the ingredient is both safe and extremely effective when used properly; however, we do recognize the overwhelming negative press surrounding ephedra and the brands containing it. The local and federal regulations as well as the inability to maintain adequate liability insurance makes marketing products containing ephedra difficult if not impossible. We are considering reformulating the current brands containing ephedra with alternative ingredients. The company has been attempting to limit its percentage of sales of this ingredient over the past two years. Non ephedra-based brands are now $4,755,670 or 80% of the company's sales" .

The Company's sales from ephedra-based products was $1,486,147 or 25% of sales for 2001 and $936,000 or 19% for 2002.

HNS develops and markets weight management products in over 25,000 health, food and drug store locations. The Company's products can be found in CVS, GNC, Eckerd's, Rite Aid, Target, Vitamin Shoppe, Vitamin World, Walgreens and Wal-Mart. The Company's HNS Direct division distributes to independent health food stores, gyms and pharmacies. For more information, visit:
http://www.hnsglobal.com/.

Detailed results from this quarter can be obtained at www.freeedgar.com.

This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbor created by that act. These forward-looking statements concern the Company's operations, economic performance and financial condition and are based largely on the Company's beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. Such factors and risks include, among
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others, the factors described in the Company's filing with the Securities and
Exchange Commission, the recent terrorist attacks on the United States, possible responses by the U.S. government, general economic conditions, consumer confidence and changes in consumer preference, introduction of products that compete with the Company's products, and the availability and deployment of capital. Finally, recent government action and the surrounding publicity regarding ephedra-containing products may make it difficult for us to obtain and maintain product liability insurance for our products containing ephedra at current premiums. Certain of these factors and risks, as well as other risks and uncertainties are stated in more detail in the Company's annual report on Form 10-KSB. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why the actual results could differ from those projected in the forward- looking statements.